Exhibit 99.1

The Registrant has an affiliation agreement with a satellite television carrier, under which it carries the Registrant’s network programming signal and provides the Registrant’s network programming to the carrier’s subscribers. The satellite carrier also carries some of the Registrant’s stations in the local markets served by those stations, under the federal law requiring satellite carriers that carry the signal of any local station to carry the signal of all local stations licensed to the carried station’s designated market area. The satellite carrier has asserted that the Registrant’s present programming violates the content restrictions of the affiliation agreement, and has given the Registrant a notice purporting to terminate the affiliation agreement, effective February 28, 2006. The Registrant does not believe that the satellite carrier has the right to terminate the affiliation agreement under the applicable facts, and intends to protect its legal rights through negotiation and other legal action. The Registrant is continuing to negotiate with the satellite carrier to resolve this matter and maintain in effect the affiliation agreement, and expects to resolve this matter in a manner that will not be adverse to it. If the affiliation agreement with the satellite carrier were terminated, the Registrant could lose a portion of its distribution to the carrier’s subscriber households, which the Registrant has estimated to be approximately 5.5% of U.S. prime time television households. The Registrant’s revenues may be reduced if it is unable to retain or to replace this distribution.

As required by the terms of the Registrant’s existing senior secured notes, the Registrant is in the process of obtaining its annual appraisal of the value of its television stations. The Registrant expects to receive the appraisal prior to December 31, 2005, and based on preliminary information provided to the Registrant by the appraiser, expects the aggregate appraised value of its television stations to be in excess of $2.1 billion but lower than the $2.65 billion value in the appraisal received in December 2004. The Registrant’s expectation is based on preliminary information, and the actual valuation contained in the appraisal may differ.